Exhibit (j)(iii)(e) under Form N-1A
                                            Exhibit (23) under Item 601/Reg. S-K




INDEPENDENT AUDITORS' CONSENT


To the Trustees and Shareholders of
Money Market Obligations Trust:

We consent to the use in Post-Effective Amendment No. 38 to Registration Statement No. 33-31602 on Form N-1A of Money Market Obligations Trust of our report dated January 14, 2000 relating to the financial statements of Federated Master Trust, Federated Tax-Free Trust, Trust for Government Cash Reserves and Trust for Short-Term U.S. Government Securities for the year ended November 30, 1999 appearing in the Prospectuses, which is a part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" in such Prospectuses.




By:  /s/ Deloitte & Touche LLP
     Deloitte & Touche LLP
Boston, Massachusetts
January 26, 2000